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As filed with the Securities and Exchange Commission on November 16, 2006

File No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GOLDCORP INC.

Ontario, Canada (State or other jurisdiction of Incorporation or organization)	Not Applicable (I.R.S. Employer Identification No.)
Suite 3400 - 666 Burrard Street Vancouver, British Columbia, V6C 2X8 Canada (Address of Principal Executive Offices)

GLAMIS GOLD LTD.
AMENDED INCENTIVE SHARE PURCHASE OPTION PLAN
(Full titles of the plan)

DL Services Inc.
1420 5th Avenue, Suite 3400
Seattle, WA 98101; Telephone: (206) 903-2373
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)

Common Shares, no par value, issuable pursuant to Amended Incentive Share Purchase Option Plan	4,667,627	11.42	$53,307,285.96	$0

(1)
Pursuant to Rule 416 of the Securities Act of 1933, as amended, the number of Common Shares being registered hereby shall be adjusted to include any additional Common Shares that may become issuable as a result of stock splits, reverse stock splits, stock dividends, recapitalization or any other similar transactions that results in a change in the number of the Registrant's outstanding Common Shares in accordance with the provisions of the plan described herein.

(2)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) under the Securities Act of 1933, as amended, based upon the weighted-average exercise price of Cdn $12.89 for options outstanding on November 4, 2006 that were granted under the plan herein described after giving effect to the agreement of the Registrant, pursuant to the amended and restated arrangement agreement between the Registrant and Glamis Gold Ltd. ("Glamis") dated as of August 30, 2006 (as described in the Form 6-K filed by the Registrant with the Securities and Exchange Commission on November 6, 2006) to issue, on exercise by a Glamis option holder pursuant to the plan described herein, 1.69 common shares of the Registrant (rounded down to the nearest whole number) upon payment of the exercise price for each common share of Glamis. U.S. dollar amounts are calculated based on the noon buying rate in New York City for cable transfers payable in Canadian dollars as certified for customs purposes by the Federal Reserve Bank of New York on November 3, 2006. On such date, the noon buying rate was USD$1.00 = CDN$1.1290.

(3)
The $5,704 fee is offset by the $332,450 amount previously paid by Glamis upon the filing of its registration statement on Form F-10, file number 333-121894, on January 7, 2005 (which was subsequently withdrawn). This amount is available to Goldcorp as a successor to Glamis and is offset against the registration fee due hereunder pursuant to the provisions of Rule 457(p) of Regulation C.

INTRODUCTORY STATEMENT

        This registration statement on Form S-8 registers 4,667,627 common shares ("Common Shares") of Goldcorp Inc. (the "Registrant") reserved for issuance upon the exercise of stock options that were outstanding under the Amended Incentive Share Purchase Option Plan (the "Stock Option Plan") of Glamis as of November 4, 2006. Pursuant to the amended and restated arrangement agreement between the Registrant and Glamis dated as of August 30, 2006, on November 4, 2006, the effective date of the arrangement, all of the options outstanding under the Stock Option Plan were amended to provide that upon the exercise of an option, the Registrant would issue to the holder thereof a number of Common Shares equal to the number of common shares of Glamis which such holder was entitled to receive upon the exercise of such holder's Glamis option, multiplied by 1.69 (rounded down to the nearest whole number).

        If any stock option granted under the Stock Option Plan expires or otherwise terminates for any reason without having been exercised in full, the number of Common Shares in respect of that stock option shall not be available for re-issuance.

PART I.    INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1.    Plan Information.*

Item 2.    Registrant Information and Employee Plan Annual Information.*

*
This information is not required to be included in, and is not incorporated by reference in, this registration statement.

PART II.    INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

        The following documents filed or furnished by the Registrant with the Securities and Exchange Commission (the "Commission") are hereby incorporated by reference in this registration statement:

  (a)
  the Registrant's Annual Report on Form 40-F (File No. 001-12970) for the fiscal year ended December 31, 2005 filed with the Commission on March 21, 2006;

  (b)
  all other reports of the Registrant filed pursuant to Section 13(a) or 15(d) of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), since the end of the fiscal year covered by the annual report incorporated by reference herein pursuant to (a) above; and

  (c)
  the description of the Common Shares contained in the Registrant's registration statement on Form F-10 (File No. 333-132612) filed with the Commission on May 9, 2006, including any amendment or report for the purpose of updating such description. The Common Shares were initially described in the Registrant's Joint Management Information Circular filed as Exhibit 99 to the Registrant's Form 6-K filed with the Commission on October 2, 2000.

        All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.    Description of Securities.

        Not Applicable.

Item 5.    Interests of Named Experts and Counsel.

        None.

Item 6.    Indemnification of Directors and Officers.

        Under the Business Corporations Act (Ontario), the Registrant may indemnify a present or former director or officer or person who acts or acted at the Registrant's request as a director or officer of another corporation of which the Registrant is or was a shareholder or creditor, and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of his being or having been a director or officer of the Registrant or body corporate and provided that the director or officer acted honestly and in good faith with a view to the best interest of the Registrant and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that his conduct was lawful. Such indemnification may be made in connection with a derivative action only with court approval. A director is entitled to indemnification from the Registrant as a matter of right if he was substantially successful on the merits in his defense and fulfilled the conditions set forth above.

        In accordance with the Business Corporations Act (Ontario), the by-laws of the Registrant indemnify a director or officer, a former director or officer, or a person who acts or acted at a Registrant's request as a director or officer of a corporation in which the Registrant is or was a shareholder or creditor against any and all losses and expenses reasonably incurred by him in respect of any civil, criminal, administrative action or proceeding to which he was made a party by reason of being or having been a director or officer of the Registrant or other corporation if he acted honestly and in good faith with a view to the best interests of the Registrant, or, in the case of a criminal or administrative action or proceeding that is enforced by monetary penalty, he had reasonable grounds in believing that his conduct was lawful.

        A policy of directors' and officers' liability insurance is maintained by the Registrant which insures directors and officers for losses as a result of claims against the directors and officers of the Registrant in their capacity as directors and officers and also reimburses the Registrant for payments made pursuant to the indemnity provisions under the by-laws and the Business Corporations Act (Ontario).

        Insofar as indemnification for liabilities under the United States Securities Act of 1933, as amended (the "Securities Act"), may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy in the United States as expressed in the Securities Act and is therefore unenforceable.

Item 7.    Exemption from Registration Claimed.

  Not Applicable

Item 8.    Exhibits.

Exhibit Number	Exhibit
4.1*	Glamis Gold Ltd. Amended Incentive Share Purchase Option Plan.
5.1	Opinion of Cassels Brock & Blackwell LLP.
23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accountants.
23.2	Consent of Cassels Brock & Blackwell LLP (contained in its opinion filed as Exhibit 5.1).
24.1	Powers of Attorney (See page II-7 of this registration statement).
*
Pursuant to the amended and restated arrangement agreement between the Registrant and Glamis dated as of August 30, 2006, on November 4, 2006, the effective date of the arrangement, all of the options outstanding under the Amended Incentive Share Purchase Option Plan were amended to provide that upon the exercise of an option, the Registrant would issue to the holder thereof a number of Common Shares equal to the number of common shares of Glamis which such holder was entitled to receive upon the exercise of such holder's Glamis option, multiplied by 1.69 (rounded down to the nearest whole number).

Item 9.    Undertakings.

(a)
The undersigned Registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the change in volume and price represents no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8, or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

  (2)
  That for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act, (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        The Registrant.    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Vancouver, British Columbia, Canada on this 16 day of November, 2006.

GOLDCORP INC.
/s/ ANNA M. TUDELA Name: Anna M. Tudela Title: Director, Legal and Assistant Corporate Secretary

POWERS OF ATTORNEY

        Each person whose signature appears below constitutes and appoints Ian Telfer and Lindsay Hall his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all said attorneys-in-fact and agents of them or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ IAN TELFER Ian Telfer	President, Chief Executive Officer and Director (Principal Executive Officer)	November 16, 2006
/s/ LINDSAY HALL Lindsay Hall	Executive Vice-President and Chief Financial Officer (Principal Financial and Accounting Officer)	November 16, 2006
Douglas Holtby	Director and Chairman
/s/ DAVID R. BEATTY David R. Beatty	Director	November 16, 2006
/s/ JOHN P. BELL John P. Bell	Director	November 16, 2006
/s/ LAWRENCE I. BELL Lawrence I. Bell	Director	November 16, 2006
/s/ BEVERLEY ANNE BRISCOE Beverley Anne Briscoe	Director	November 16, 2006
/s/ ANTONIO MADERO Antonio Madero	Director	November 16, 2006
/s/ DONALD R.M. QUICK Donald R.M. Quick	Director	November 16, 2006
/s/ MICHAEL L. STEIN Michael L. Stein	Director	November 16, 2006
Peter Dey	Director

AUTHORIZED REPRESENTATIVE

        Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this registration statement, in the capacity of the duly authorized representative of Goldcorp Inc. in the United States, in New York, New York on this 16 day of November, 2006.

By:	/s/ MARTIN POMERANCE Name: Martin Pomerance

EXHIBIT INDEX

Exhibit Number	Exhibit
4.1*	Glamis Gold Ltd. Amended Incentive Share Purchase Option Plan.
5.1	Opinion of Cassels Brock & Blackwell LLP.
23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accountants.
23.2	Consent of Cassels Brock & Blackwell LLP (contained in its opinion filed as Exhibit 5.1).
24.1	Powers of Attorney (See page II-7 of this registration statement).

*
Pursuant to the amended and restated arrangement agreement between the Registrant and Glamis dated as of August 30, 2006, on November 4, 2006, the effective date of the arrangement, all of the options outstanding under the Amended Incentive Share Purchase Option Plan were amended to provide that upon the exercise of an option, the Registrant would issue to the holder thereof a number of Common Shares equal to the number of common shares of Glamis which such holder was entitled to receive upon the exercise of such holder's Glamis option, multiplied by 1.69 (rounded down to the nearest whole number).

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INTRODUCTORY STATEMENT
EXHIBIT INDEX